Exhibit 99.1

BIND Therapeutics Provides Clinical Update for BIND-014 and 2015 Strategic Overview

– Enrolled first NSCLC patient with KRAS mutation in phase 2 KRAS mutant or squamous histology NSCLC trial based on encouraging clinical activity from ongoing phase 2 trial with goal of rapid advancement to pivotal studies –

– Initiating Phase 2 clinical trials in a broader array of tumors with a rationale for BIND-014 activity, including cholangiocarcinoma, cervical cancer, bladder cancer and head and neck cancer –

– Reported topline clinical activity and safety data for BIND-014 in mCRPC, providing further validation for the differentiated Accurin platform –

– Achieved development milestone as part of the Pfizer collaboration –

CAMBRIDGE, Mass., January 7, 2015— BIND Therapeutics, Inc. (NASDAQ: BIND), a clinical-stage nanomedicine platform company developing targeted and programmable therapeutics called Accurins™, today announced its 2015 strategic overview and enrollment of the first patient expressing a KRAS mutation in a global, multicenter two-tiered phase 2 trial with BIND-014 in non-small cell lung cancer (NSCLC) patients with KRAS mutant tumors (mutated Kirsten ras oncogene homolog) or squamous histology. The trial was driven by positive results from the phase 2 trial in NSCLC presented at the EORTC-NCI-AACR Annual Symposium in Barcelona on November 19, 2014, with a confirmed objective response rate of 22 percent (n=9); one KRAS mutant NSCLC PR was also seen in the phase 1 trial with BIND-014, yielding a combined total response rate of 30 percent (n=10). Results from the phase 2 trial also suggested meaningful differentiation in NSCLC patients with squamous histology when compared to historical docetaxel results. BIND-014 results presented at EORTC-NCI-AACR also demonstrated a disease control rate of 66 percent and overall survival of 11.1 months (n=9) in NSCLC patients with squamous histology. BIND intends to begin accruing NSCLC patients with squamous cell histology in the two-tier phase 2 trial in 1Q 2015.

“We are pleased to see these phase 2 data for BIND-014 demonstrating that our Accurin technology is providing on-target anti-tumor activity with meaningful reductions in the incidence and severity of side-effects expected from conventional drugs,” said Hagop Youssoufian, M.D., chief medical officer at BIND Therapeutics. “Accordingly, we have devised a development plan in 2nd line NSCLC that we believe allows us to rapidly advance BIND-014 to phase 3. In addition, we are devoting significant resources to the advancement of BIND-014 in carefully selected tumor types with significant unmet need and a strong rationale for BIND-014 activity. Cytotoxic and anti-mitotic agents remain an integral part of therapy for most patients with cancer. We believe that these agents’ proven benefits can be significantly enhanced with our Accurin platform by achieving greater potency and less off-target toxicity. This is in addition to potential applications of the Accurin technology to other targets in cancer and non-cancer therapeutic areas, including many that are intractable with currently available approaches.”

The company also announced topline data from its ongoing phase 2 trial with BIND-014 in metastatic castration resistant prostate cancer (mCRPC). The primary endpoint of the study was to determine the efficacy of BIND-014 as measured by radiographic progression-free survival (rPFS) in patients with chemotherapy-naïve metastatic CRPC. The trial enrolled 42 patients, 31 of whom had been treated with androgen inhibitors prior to enrolling in the study. As of December 15, 2014, BIND-014 demonstrated a median rPFS of 8.1 months with three patients currently on treatment and 60 percent of the patients enrolled attained a rPFS of 6 months or greater. Safety and tolerability were also promising, with notable reductions in adverse effects that often limit dosing of conventional docetaxel, including hematologic and non-hematologic toxicities. As of December 15, 2014, three patients continue on treatment and 24 patients continue to be followed for overall survival. Complete results of the mCPRC trial will be presented at an upcoming medical meeting.

“The efficacy and tolerability profile of BIND-014 in mCRPC, particularly in this later stage population with prior androgen inhibitor treatment, serve to reinforce the promise of the Accurin platform,” said Scott Minick, chief executive officer, BIND Therapeutics. “Given the rapidly evolving prostate cancer treatment landscape, we believe that there are more promising opportunities at this time for the Accurin platform within our development portfolio and are excited about the opportunities for BIND-014 in NSCLC and other difficult to treat areas.”

BIND’s 2015 key business priorities are aimed at supporting the ongoing development of BIND-014 in areas of high unmet need with the potential for high activity, with additional investment in key research, development and collaboration programs.

“We made substantial progress in 2014, including significant advances in our BIND-014 program and exciting new collaborations that further validate and advance our Accurin platform,” said Andrew Hirsch, BIND’s chief operating officer. “As we continue our evolution to a multi-product drug development platform company, we expect 2015 to be a particularly active period, with the initiation of additional BIND-014 clinical programs in six indications with data readouts that present multiple opportunities for expedited regulatory review. In addition, we are initiating manufacturing scale-up and investigational new drug-enabling studies for BIND-510, our PSMA-targeted vincristine Accurin, and expecting important collaboration milestones in areas of high unmet need that may benefit from our Accurin technology.”

BIND THERAPEUTICS 2015 CLINICAL OVERVIEW:

BIND-014 (PSMA-targeted Accurin docetaxel) in solid tumor malignancies

•	BIND is currently enrolling patients in a global, multicenter, two-tier phase 2 trial with BIND-014 in patients with KRAS mutant NSCLC, which accounts for approximately 20 percent of all NSCLC, and squamous NSCLC, which accounts for approximately 25 percent of all NSCLC.

•	KRAS mutant NSCLC: Meaningful differentiation from docetaxel in KRAS mutant NSCLC was seen in the phase 1 and 2 studies, with an objective response rate of 30 percent seen across both studies. There are currently no treatments specifically approved for KRAS mutant NSCLC and anticipated enrollment in this study is 40 patients, with preliminary data anticipated as early as 2H 2015.

•	Squamous histology NSCLC: Meaningful differentiation from docetaxel in squamous histology NSCLC was seen in the phase 2 study, with disease control rate of 66 percent and interim overall survival of 11.1 months as of October 23, 2014. BIND anticipates enrolling approximately 40 patients, with first patient enrollment in 1Q 2015 and preliminary data in late 2015.

•	BIND expects to report final overall survival data from its ongoing phase 2 trial with BIND-014 in the NSCLC broad patient population in 1H 2015. Phase 2 data to date demonstrate substantial clinical activity as monotherapy in advanced 2nd line NSCLC patients, with 15 percent partial response rate (n= 40; 5 confirmed, 1 unconfirmed) and meaningful reduction of docetaxel-related toxicities. The increased anti-tumor activity at a lower dose than conventional docetaxel provides important validation of the Accurin platform.

•	BIND is initiating global, multicenter, two-stage, phase 2, multi-tumor trial with BIND-014 in patients with cholangiocarinoma, cervical cancer, bladder cancer and head and neck cancers, with anticipated first patient enrollment in 2Q 2015. These areas of high unmet need offer potential opportunities for more rapid development with anticipated stage 1 data readout in early 2016.

•	Topline phase 2 data from BIND-014 in mCRPC demonstrate promising efficacy and tolerability profile, with rPFS of 8.1 months as of December 15, 2014 and significant reductions in adverse effects that often limit dosing of conventional docetaxel. These data further serve to validate the Accurin platform. BIND anticipates overall survival data from the ongoing phase 2 trial of BIND-014 in mCRPC in 1H 2015 with full data presentation at an upcoming medical meeting.

BIND-510 (Accurin vincristine) in solid and hematological malignancies

•	BIND plans to initiate investigational new drug (IND)-enabling toxicology studies and manufacturing scale-up for its second proprietary product candidate, BIND-510, in 1H 2015. Based on encouraging preclinical results, BIND plans to file an IND application with the U.S. Food and Drug Administration (FDA) for BIND-510 in 2016.

BIND THERAPEUTICS BUSINESS OVERVIEW:

•

In December 2014, BIND achieved a development milestone as part of its global collaboration agreement with Pfizer Inc. to develop and commercialize Accurins utilizing select small molecule targeted therapies. The collaboration aims to employ BIND’s Medicinal Nanoengineering™ platform to impart tissue and cellular targeting to molecularly targeted drugs. Pfizer has responsibility for development and commercialization of the selected Accurins.

BIND received an upfront payment of $4.0 million in 2013 and has the potential to receive payments up to $89.5 million upon the achievement of specified development and regulatory events. BIND may also receive additional payments up to $110 million for specified commercial events as well as royalties in the low-single to high-single digit percentages on potential future sales of each Accurin commercialized, if any.

•	BIND has initiated initial formulation efforts with Merck’s novel polo-like kinase 1 (PLK1) and kinesin spindle protein (KSP) inhibitors, and BIND expects to apply its Accurin technology which it believes has the potential to preserve the strong preclinical activity of these compounds while reducing observed toxicity issues. The collaboration agreement includes the option to incorporate additional Merck compounds in the future. BIND will fund and conduct research and development activities to advance Accurin product candidates based on these agents through first-in-human clinical studies, after which Merck and BIND will alternate in choosing whether or not to further develop and commercialize the Accurin products. If BIND opts in, in most scenarios there will be no payments made to Merck beyond a royalty on future product sales. If Merck opts in, it will pay BIND a fee based on a multiple of BIND’s research and development expenses, plus a royalty on future product sales.

•	BIND’s collaboration with AstraZeneca has achieved positive results with the Accurin nanoparticle AZD2811, demonstrating improved efficacy and enhanced trafficking to tumor sites in multiple preclinical models while displaying minimal bone marrow toxicity. AZD2811 is an Accurin containing AZD1152-hQPA, the active metabolite of the prodrug barasertib (AZD1152), a potent and selective inhibitor of aurora B kinase. BIND and AstraZeneca are working toward an IND application with the U.S. FDA for AZD2811. AstraZeneca has the exclusive right to lead development and commercialization and BIND will lead manufacturing during the development phase. BIND received an upfront payment of $4.0 million in 2013 and has the potential to receive payments totaling up to $193 million for specified clinical, regulatory and commercial milestones. BIND will also receive tiered single to double-digit royalties on future sales, if any.

•	BIND expects that one of its collaboration partners will file an IND application with the U.S. FDA for an Accurin therapeutic by mid-2015.

•	BIND ended 2014 with approximately $41 million (unaudited) in cash, cash equivalents and short-term investments.

About BIND Therapeutics

BIND Therapeutics is a clinical-stage nanomedicine platform company developing Accurins, its novel targeted therapeutics. BIND is leveraging its Medicinal Nanoengineering® platform to develop a pipeline of Accurins, initially in oncology, as well as Accurins in collaboration with biopharmaceutical companies.

BIND has announced ongoing collaborations with Pfizer Inc., AstraZeneca AB, F. Hoffmann-La Roche Ltd. and Merck (known as Merck Sharp & Dohme outside the United States and Canada) to develop Accurins based on their proprietary therapeutic payloads and targeting ligands. BIND’s platform originated from the pioneering nanotechnology research at the Massachusetts Institute of Technology and Brigham and

Women’s Hospital/Harvard Medical School of BIND’s scientific founders Dr. Robert Langer and Dr. Omid Farokhzad. For more information, please visit the Company’s web site at www.bindtherapeutics.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding BIND-014, including without limitation, upcoming clinical trials of BIND-014, BIND-014’s potential, and initiation of clinical programs in additional indications of BIND-014 in 2015 that present multiple opportunities for expedited regulatory review; BIND-510, including without limitation, statements regarding our plan to initiate IND-enabling toxicology studies and manufacturing scale up in 2015; our collaboration agreements with Pfizer, Merck and AstraZeneca; our belief that one of our collaboration partners will file an IND application by mid-2015; and upcoming events and presentations.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the fact that the approximate statement of our cash, cash equivalents and short-term investments contained in this press release is subject to change pending the finalization and audit of our financial statements for the year ended December 31, 2014; the fact that the Company has incurred significant losses since its inception and expects to incur losses for the foreseeable future; the Company’s need for additional funding, which may not be available; raising additional capital may cause dilution to its stockholders or require it to relinquish rights to its technologies or drug candidates; the Company’s limited operating history; failure to use and expand its medicinal nanoengineering platform to build a pipeline of drug candidates and develop marketable drugs; the early stage of the Company’s development efforts with only one drug candidate in clinical development; failure of the Company or its collaborators to successfully develop and commercialize drug candidates; clinical drug development involves a lengthy and expensive process, with an uncertain outcome; delays or difficulties in the enrollment of patients in clinical trials; serious adverse or unacceptable side effects or limited efficacy observed during the development of the Company’s drug candidates; inability to maintain any of the Company’s collaborations, or the failure of these collaborations; the Company’s reliance on third parties to conduct its clinical trials and manufacture its drug candidates; the Company’s inability to obtain required regulatory approvals; any conclusion by the FDA that BIND-014 does not satisfy the requirements for approval under the Section 505(b)(2) regulatory approval pathway; the inability to obtain orphan drug exclusivity for drug candidates; failure to obtain marketing approval in international jurisdictions; any post-marketing restrictions or withdrawals from the market; effects of recently enacted and future legislation; failure to comply with environmental, health and safety laws and regulations; failure to achieve market acceptance by physicians, patients, or third-party payors; failure to establish effective sales, marketing and distribution capabilities or enter into agreements with third parties with such capabilities; effects of substantial competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to retain key executives and attract, retain and motivate qualified personnel; difficulties in managing our growth; risks associated with operating internationally, including the possibility of sanctions with respect to our operations in Russia; failure to obtain and maintain patent protection for or otherwise protect our technology and products; effects of patent or other intellectual property lawsuits; the eligibility of a significant portion of the Company’s total outstanding shares to be sold into the market, which could cause the market price of its common stock to drop significantly; increased costs as a result of operating as a public company; and any securities class action litigation. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on November 6, 2014, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Media:

Gina Nugent

The Yates Network

617-460-3579

gina@theyatesnetwork.com

Investors:

Beth DelGiacco

Stern Investor Relations, Inc.

212-362-1200

BIND@sternir.com